ePhone Telecom, Inc.
                              1145 Herndon Parkway
                             Herndon, Virginia 20170
                                 (703) 787-7000

                                                                    May 6, 2003

VIA FACSIMILE TRANSMISSION
AND FEDERAL EXPRESS

Mr. Mahmoud Wahba President and Chief Executive Officer Champion Teleport, Inc.

88 South Water Street
Greenwich, CT 06830

Re:  Champion Teleport, Inc. Financing to and Merger with ePhone Telecom, Inc.
     -------------------------------------------------------------------------


Gentlemen:

         We are pleased to enter into this letter agreement ("Agreement") outlining our intention to effect a business combination between Champion Teleport, Inc., a Delaware corporation ("Champion") and ePhone Telecom, Inc., a Florida corporation ("ePhone"). It is our understanding that:

         (a) Champion or its affiliates agree to invest $200,000 into ePhone upon execution of this Agreement and will receive from ePhone a 9% Convertible Secured Promissory Note ("Note").

         (b) ePhone's common stock, $.001 par value per share (the "ePhone Common Stock") currently trades on the OTC Bulletin Board (symbol: EPHO). At March 31, 2003: (i) an aggregate of 40,476,298 shares of ePhone Common Stock were issued and outstanding, (ii) an aggregate of 4,248,249 shares of ePhone Common Stock were reserved for issuance under outstanding options to purchase ePhone Common Stock (the "ePhone Stock Options"), and (iii) zero shares of ePhone Common Stock were reserved for issuance under outstanding warrants to purchase ePhone Common Stock (the "ePhone Warrants"). Accordingly, at March 31, 2003, on a fully-diluted basis there would have been an aggregate of 44,724,547 shares of ePhone Common Stock issued and outstanding assuming the exercise in full of all outstanding ePhone Stock Options and ePhone Warrants.

         (c) ePhone Merger Corp. ("Mergerco"), a wholly-owned subsidiary of ePhone, common stock, $.001 par value per share (the "Mergerco Common Stock") is not a publicly traded security. At March 31, 2003: (i) an aggregate of 100 shares of Mergerco Common Stock were issued and outstanding, (ii) zero shares of Mergerco Common Stock were reserved for issuance under outstanding options to purchase Mergerco Common Stock (the "Mergerco Stock Options"), and (iii) zero shares of Mergerco Common Stock were reserved for issuance under outstanding warrants to purchase Mergerco Common Stock (the "Mergerco Warrants"). Accordingly, at March 31, 2003, on a fully-diluted basis there would have been an aggregate of 100 shares of Mergerco Common Stock issued and outstanding assuming conversion of all Mergerco Preferred Stock and exercise in full of all outstanding Mergerco Stock Options and Mergerco Warrants.

         (d) Champion's common stock, $.001 par value per share (the "Champion Common Stock") is not a publicly traded security. At March 31, 2003: (i) an aggregate of 100 shares of Champion Common Stock were issued and outstanding,
(ii) an aggregate of zero shares of preferred stock of Champion ("Champion Preferred Stock") were issued and outstanding; (iii) an aggregate of zero shares of Champion Common Stock were reserved for issuance under outstanding options to purchase Champion Common Stock (the "Champion Stock Options"), and (iv) an aggregate of zero shares of Champion Common Stock were reserved for issuance under outstanding warrants to purchase Champion Common Stock (the "Champion Warrants"). Accordingly, at March 31, 2003, on a fully-diluted basis there would have been an aggregate of 100 shares of Champion Common Stock issued and outstanding assuming conversion of all Champion Preferred Stock and exercise in full of all outstanding Champion Stock Options and Champion Warrants.

1.         Bridge Financing

         Immediately upon execution of this Agreement, Champion and or its affiliates will invest $200,000 in the form of a 9% Convertible Secured Promissory Note ("Note"). The Note shall be due and payable on September 1, 2003, unless earlier converted. The Note is convertible into 13,333,333 shares of ePhone Common Stock ("Conversion Shares"), and upon consummation of the Merger, as described below, shall automatically convert into the Conversion Shares. Champion acknowledges that ePhone does not currently have enough shares of common stock authorized to issue the Conversion Shares upon completion of the Merger, as defined below, and agrees not to convert the Note until ePhone has increased its authorized shares of common stock necessary to issue the Conversion Shares. The Notes shall bear interest at the rate of 9% per annum, and such interest may be paid by ePhone in the form of shares of its common stock, based on a value of $0.015 per share, at ePhone's discretion. The Notes shall be secured by all of ePhone's assets, subject to any previously granted security interests. ePhone, upon receipt of written consent from Champion, may sell up to an additional $800,000 principal amount of Notes ("Additional Notes"), however, Champion and or its affiliates shall have a right of first refusal to purchase the Additional Notes, if ePhone offers such Additional Notes to third party investors.

2.       The Merger Transaction

         2.1 It is our intention that the transaction shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. The transaction shall be effected through a merger (the "Merger") of Champion with and into Mergerco, with Mergerco as the surviving corporation of such Merger (the "Surviving Corporation").

         2.2 In sole consideration for the Merger, the security holders of Champion shall receive shares of ePhone Common Stock, in the manner described below.

3.       Merger Consideration

                  On the date that the Certificate of Merger of Champion with and into Mergerco shall be filed with the Secretary of State of the State of Delaware (the "Effective Date") each full issued and outstanding share of Champion Common Stock shall be exchanged for such number of shares of ePhone Common Stock to be established and calculated in the agreement and plan of merger (the "Merger Agreement") in such a manner so that the holders of all issued and outstanding shares of Champion Common Stock as at the Effective Date of the Merger shall be entitled to receive an aggregate of 99,641,757 shares of ePhone Common Stock (the "ePhone Merger Stock").

4.       Timing and Procedures Relative to the Merger

         If the proposal contained in this letter is accepted and countersigned by Champion, we hereby mutually agree to use our individual and collective best efforts to adhere to the following schedule and procedures with respect to the Merger Transaction:

         4.1 Each of ePhone and Champion and our respective representatives will promptly commence the Due Diligence Investigations referred to below. In addition, ePhone's legal counsel shall prepare and forward to Champion and its representatives drafts of definitive agreements, instruments and documents, including, without limitation, an agreement and plan of merger (the "Merger Agreement") and the related exhibits thereto. At the same time, each of ePhone and Champion and their respective representatives shall promptly commence to prepare the disclosure schedules to such Merger Agreement.

         4.2 Each of ePhone and Champion and their representatives shall undertake in good faith to have fully negotiated and executed a definitive Merger Agreement, which shall include all related exhibits and final disclosure schedules; all of which shall be approved by the boards of directors of each of ePhone and Champion (collectively, the "Merger Documents") by a date which shall be not later than July 1, 2003.

         4.3 Prior to execution and delivery of the Merger Documents, ePhone shall have received from a reputable investment banking firm (the "ePhone Financial Advisor") a duly executed Fairness Opinion (the "ePhone Fairness Opinion") in form and content reasonably acceptable to the board of directors of ePhone to the effect that, after review of the businesses, valuation of the Champion telecommunications equipment, financial condition, assets, liabilities and prospects of ePhone and the terms and conditions of the proposed Transaction as to the ePhone Financial Advisor, the terms and conditions of the Merger are fair from a financial point of view to the stockholders of ePhone.

         4.4 The Merger Agreement shall provide that consummation of the Merger will be subject only to the closing conditions contained therein, including those referred to in Sections 7 and 8 of this letter. Such closing conditions will include a condition to the effect that:

                  (a) ePhone shall have completed, and shall be satisfied with the results of, a complete legal, financial, business, environmental and accounting due diligence with respect to Champion and its subsidiaries, their businesses, respective operations, finances, assets, liabilities and business prospects (the "Champion Due Diligence Investigation"), and

                  (b) Champion shall have completed, and shall be satisfied with the results of, a complete legal, financial, business, environmental and accounting due diligence with respect to ePhone and its subsidiaries, their businesses, respective operations, finances, assets, liabilities and business prospects (the "ePhone Due Diligence Investigation" and together with the Champion Due Diligence Investigation, the "Due Diligence Investigations").

         Assuming that each of ePhone and Champion and their respective representatives provide full cooperation to the other, the parties expect that such Due Diligence Investigations shall be completed by not later than thirty
(30) days after the date of execution of the Merger Agreement. Accordingly, the Merger Agreement shall provide that (i) completion of satisfactory Champion Due Diligence Investigation and ePhone Due Diligence Investigation shall be a condition to the obligations of each of ePhone and Champion, respectively, to consummate the Merger (the "Due Diligence Condition"), and (ii) such Due Diligence Condition will terminate and expire on a date which shall be thirty
(30) days from the date of execution of the Merger Agreement, unless such Due Diligence Condition shall be extended by mutual agreement of the parties, or either ePhone or Champion elects, prior to expiration of such Due Diligence Condition, to terminate the Merger Agreement and the Transaction contemplated thereby.

5. Management and Board of Directors.

         Upon consummation of the Bridge Loan, Champion will be entitled to one board seat, and upon consummation of the Merger, representatives of Champion shall receive a majority of the seats on the board of directors of ePhone.

6.       Merger Agreement.

         6.1      Execution of the Merger Agreement will be subject to:


                  (a) preparation and negotiation of a mutually satisfactory Merger Agreement and related Merger Documents, which shall incorporate the terms and provisions contemplated by this letter agreement;

                  (b) delivery of the Fairness Opinion contemplated by Section
4.3 above;

                  (c) completion of the Bridge Financing; and

                  (d) execution of employment agreements by Mr. Carmine
                      Taglialatela, Jr. and Mr. Steven Heap, and by those other individuals designated by Champion, which may include additional current employees of ePhone.

         6.2 The Merger Agreement shall provide, inter alia, that, except as may otherwise be provided in this letter of intent or in the Merger Agreement, each of ePhone or Champion may terminate the Merger Agreement at any time prior to the expiration of the Due Diligence Condition, without any liability or obligation of any kind to the other party or its subsidiaries or affiliates, other than repayment of the Note in accordance with its terms and subject to the Break-up fee discussed in Section 9 below.

         6.3 The Merger Agreement will contain such representations, warranties, covenants and indemnities as are customary in transactions of the type contemplated hereby and which are mutually satisfactory to the parties, including, without limitation:

                  (a) as to Champion and its subsidiaries and businesses, the following representations and warranties (subject to scheduled exceptions, as appropriate and customary and as reasonably acceptable to ePhone): (i) due organization and existence (including as to the requisite power and authority to operate its assets and businesses); (ii) due authorization to enter into and perform the Merger Agreement and other Merger Documents; (iii) legal, valid and binding effect of the Merger Agreement and other Merger Documents; (iv) compliance of the Merger Agreement and the Transaction with organization documents, law, orders, permits and agreements; (v) all necessary consents and approvals; (vi) the preparation of financial information in accordance with generally accepted accounting principles and the accuracy of the financial statements; (vii) Champion has all assets necessary to and used to conduct its businesses as currently conducted; (viii) good and marketable title, free and clear of liens to all assets and properties; good and merchantable condition of inventory and all other tangible assets; (ix) customer and supplier lists and relationships; (x) receivables; (xi) no litigation, except as previously disclosed to ePhone (including the Oxford tax obligation and related litigation); (xii) no undisclosed liabilities of the businesses; (xiii) schedules of all contracts; real property; permits and licenses; intellectual property (including as to no infringement and validity of registrations); (xiv) environmental matters; (xv) employees and benefit plans; (xvi) labor matters;
(xvii) insurance; (xviii) taxes; (xix) brokers, etc., (xx) absence of non-ordinary course changes and no material adverse change; and (xxi) full disclosure; and

                  (b) as to ePhone and its subsidiaries and businesses, the following representations and warranties (subject to scheduled exceptions, as appropriate and customary and as reasonably acceptable to Champion): (i) due organization and existence (including as to the requisite power and authority to operate its assets and businesses); (ii) due authorization to enter into and perform the Merger Agreement and other Merger Documents; (iii) legal, valid and binding effect of the Merger Agreement and other Merger Documents; (iv) compliance of the Merger Agreement and the Transaction with organization documents, law, orders, permits and agreements; (v) all necessary consents and approvals; (vi) the preparation of financial information in accordance with generally accepted accounting principles and the accuracy of the financial statements; (vii) ePhone has all assets necessary to and used to conduct its businesses as currently conducted; (viii) good and marketable title, free and clear of liens to all assets and properties; good and merchantable condition of inventory and all other tangible assets; (ix) customer and supplier lists and relationships; (x) receivables; (xi) no litigation; (xii) no undisclosed liabilities of the businesses; (xiii) schedules of all contracts; real property; permits and licenses; intellectual property (including as to no infringement and validity of registrations); (xiv) environmental matters; (xv) employees and benefit plans; (xvi) labor matters; (xvii) insurance; (xviii) taxes; (xix) brokers, etc., (xx) absence of non-ordinary course changes and no material adverse change; (xxi) accuracy of all reports and other documents filed with the SEC under the Securities Exchange Act of 1934, as amended; and (xxii) full disclosure.

         In addition to the above, Champion shall warrant (i) the audited consolidated and consolidating balance sheet and financial statements of Champion and its subsidiaries as of December 31, 2002 and for the fiscal year then ended (the "Champion Fiscal 2002 Statements"), which Champion Fiscal 2002 Statements have been audited, and (ii) the interim unaudited consolidated and consolidating balance sheets and financial statements of Champion and its subsidiaries as at March 31, 2003 and for the three (3) months then ended. ePhone shall warrant (i) the audited consolidated and consolidating balance sheet and financial statements of ePhone and subsidiaries as at December 31, 2002 and for the fiscal year then ended (the "ePhone Fiscal 2002 Statements"), which ePhone Fiscal 2002 Statements have been audited by Grant Thornton LLP, and
(ii) the interim unaudited consolidated and consolidating balance sheets and financial statements of ePhone and its subsidiaries at March 31, 2003 and for the three (3) months then ended.

         7. Conditions. The Merger Agreement shall contain customary conditions to the obligations of the parties to consummate the Merger on the Effective Date, and shall include the following conditions:

         7.1 No pending or threatened injunctions restraining, preventing or prohibiting the Transaction;


         7.2 No law or order promulgated, enacted, entered or enforced by any governmental authority restraining, preventing or prohibiting the Merger;

         7.3      Receipt of all applicable regulatory approvals;

         7.4 The ePhone Financial Advisors shall not have withdrawn its favorable fairness opinion or modified such opinion adversely to ePhone;


         7.5 The accuracy of all material representations and warranties made by each of ePhone and Champion and each corporation's compliance with all covenants contained therein;

         7.6      The absence of any material adverse change;


         7.7 Acceptable amended and restated employment agreements have been executed and delivered by certain members of senior management of ePhone, which shall supercede in their entirety, the terms of existing employment agreements with such executives;

         7.8 Unless consummated on or before execution of the Merger Agreement, theexecution and delivery of a mutually satisfactory lease agreement between ePhone and JJTM, Inc., an affiliate of Champion, for JJTM's Oxford, CT facilities ("JJTM Facilities") for a period of ten (10) years at fair market value, with an option for ten (10) additional years, including ePhone's right of first refusal to purchase the JJTM Facilities;

         7.9 The absence of any trading by executive officers, directors or other principal shareholders of either ePhone or Champion in the securities of ePhone; and

         7.10 Such other conditions as are customary in transactions of the type contemplated by this letter.

8. Exclusivity Period/Interim Operations. The parties do hereby mutually agree as follows:

         8.1 Except as provided in Section 8.2 below, for a period of thirty
(30) days following the date of execution of this Agreement (the "Exclusivity Period"), ePhone shall not, and will cause all ePhone subsidiaries or affiliates and all ePhone affiliates' officers, directors, employees, partners, representatives and agents not to, solicit, encourage, entertain, initiate, or seek to secure from any third person, firm or corporation (other than Champion or its affiliates) any inquiries or proposals, relating to (a) the possible disposition of all or any portion of the stock, assets or businesses (except inventory disposed of in the ordinary course of business) of ePhone or any of its subsidiaries, or (b) any joint venture, merger, consolidation or other business combination involving ePhone, any of its subsidiaries, assets or businesses which would be inconsistent with the proposed Merger and related Transaction contemplated hereby; provided, that in the exercise of their fiduciary duties and responsibilities to the stockholders of ePhone, the executive officers, directors and representatives of ePhone may hold discussions and negotiate with any third person, firm or corporation who makes a bona fide unsolicited "Superior Offer", as defined below. A Superior Offer shall include any unsolicited offer involving (a) the purchase of all or any portion of the stock, assets or businesses (except inventory sold of in the ordinary course of business) of ePhone or any of its subsidiaries, or (b) any joint venture, merger, consolidation or other business combination involving ePhone, any of its subsidiaries, assets or businesses a purchase price or consideration which shall equal or exceed an aggregate of $1,000,000 million, payable in full either in freely tradable common stock or in cash at closing.

         8.2 Notwithstanding the foregoing, in the event that for any reason, the Bridge Financing shall have not been consummated within two (2) days from the date of execution of this letter agreement, the Exclusivity Period shall expire (at the option of ePhone) immediately thereafter.

         8.3 Each of ePhone and Champion shall operate their respective companies and subsidiaries and conduct their businesses only in the ordinary course and consistent with past practices, subject to certain agreed exceptions.

         8.4 Unless otherwise agreed to in advance in writing by Champion, during the Exclusivity Period, neither ePhone nor any subsidiary of ePhone shall:

                  (a) enter into any material agreement binding upon ePhone or such subsidiary or make a material change or modification to any existing agreement on behalf of ePhone or such subsidiaries, other than agreements relating to sales of inventory and purchase of inventory from suppliers in the ordinary course of business and consistent with past practices;

                  (b) increase in any material manner the salary, bonus, severance or other compensation or benefits of any member of management or other employee of the businesses, except for annual and usual increase in salary to any employee of the businesses not a member of management;

                  (c) enter into any employment agreement with any employee of the businesses, adopt any benefit plan for such employees or amend or modify any collective bargaining agreement or existing benefit plan for such employees; or

                  (d) take any action inconsistent with any of the foregoing.

         8.5 From and after the execution and delivery of this letter of intent, and until terminated pursuant to the second sentence of Section 14, ePhone shall promptly (i) consult with Champion about any material matters concerning ePhone's assets and businesses, and (ii) if any inquiries or proposals of the type described in Section 8.1 above are received, ePhone shall promptly notify Champion of such inquiries and proposals and provide Champion with copies of any correspondence evidencing or regarding such inquiries or proposals.

9. Break-Up Fee/Expenses.

         9.1 From and after the date of execution of this letter of intent, if ePhone causes the Merger not to occur on or before July 1, 2003 other than by reason of ePhone: (i) discovering a material due diligence issue that had not previously been disclosed, or (ii) being unable to obtain the Fairness Opinion from a reputable investment banking firm; then ePhone shall:

                  (a) pay to Champion, a break-up fee in an amount equivalent to the sum of $150,000 (the "Break-up Fee"), payable in cash in immediately available funds,

                  (b) issue to Champion warrants to purchase up to 1.2 million shares of ePhone's common stock at an exercise price of $0.03 [closing price on April 21, 2003] for a period of five (5) years; and

                  (c) pay to Champion reasonable legal expenses incurred in connection with the transactions contemplated by this Agreement.

                  (d) pay to Champion or its affiliates the then outstanding principal balance of the Note in cash in immediately available funds, plus accrued interest paid in the form of ePhone common stock valued at $0.015 per share.

         9.2 Notwithstanding the foregoing, in the event that the Bridge Financing has not been completed within two (2) business days of the date of this Agreement and ePhone terminates negotiations with Champion prior to execution of a definitive Merger Agreement, provided the Bridge Financing has still not been completed, no Break Up Fee or expenses shall be due and payable hereunder;

9.3 In the event Champion does not proceed with the Merger as a consequence of Champion's discovery of a material due diligence issue that had not previously been disclosed, exept for the non public investigation of Federal Trade Commission then Section 9.1(d) above shall apply.

                  Champion acknowledges that it has been made aware of the non-public inquiry of the Federal Trade Commission ("FTC") into the business of ePhone. As such, in the event that Champion elects not to proceed with the Merger as a result of a material change in the nature of the investigation or upon becoming aware of information that leads it to conclude that said inquiry will have an adverse effect upon the business condition of ePhone, then Section 9.1(d) above shall apply.

         9.4 Except as otherwise provided in this Section 9, each party agrees to pay its own costs and expenses in connection with the Merger transaction, and the conducting of its respective Due Diligence Investigations.

10. Confidentiality; Access to Records. From and after the date of execution of this letter agreement, upon request, representatives of Champion shall have full access to the ePhone books and records to enable Champion to conduct the ePhone Due Diligence Investigation and representatives of ePhone shall have full access to the Champion books and records to enable ePhone to conduct the Champion Due Diligence Investigation. Access to such books and records shall controlled by the provisions of a confidentiality agreement, in form and substance mutually acceptable to ePhone and Champion.

11. Finders. Except for Kaufman Bros., L.P., which is entitled to receive certain finders fees and related compensation from Champion, neither ePhone nor Champion is obligated to pay any finders' fees or related brokerage commissions in connection with the Merger and related Transactions contemplated hereby. The parties hereto do further acknowledge that Kaufman Bros., L.P. has acted as finder to ePhone and as advisor to Champion and by executing this Agreement each of ePhone and Champion waive any perceived or actual conflict of interest by reason of Kaufman Bros., L.P. provision of services to each of ePhone and Champion.

12. Governing Law. This letter and the definitive agreements shall be governed by and construed in accordance with the law of the State of New York, without regard to the principles or policies thereof with respect to conflicts of laws.

13. Counterparts. This letter may be executed in counterparts and when so executed shall constitute one document, notwithstanding that the parties are not signatories to the same counterpart.

14. Termination. The proposal contained herein will terminate at 5:00 p.m., Eastern Standard Time, on May 7, 2003, unless the enclosed counterpart hereof is countersigned and delivered by Champion to our offices prior to such time and unless such time is extended in writing by us. In addition, once countersigned by Champion and delivered to our offices, this Agreement may be terminated by ePhone or Champion upon written notice to the other given at any time after 5:00 p.m., Eastern Standard Time, on May 7, 2003, unless prior to such time the parties shall have duly executed and delivered agreements with respect to the Bridge Financing.

15. Nonbinding and Binding Provisions. This letter, when executed and delivered by the Ion to our offices (facsimile transmission shall be deemed to be valid execution and delivery), shall set forth only the parties' mutual understanding and intention and shall not constitute an agreement or agreement to agree with respect to the final terms of the Merger Agreement; provided, however, that it is hereby expressly understood and agreed by and among the parties hereto that Sections 8, 9, 10, 11, 12,13 and 14 of this letter agreement and this Section 15, and the agreements and obligations of the parties set forth therein, shall be binding upon the parties upon execution and delivery of this letter agreement. The other terms and conditions hereof, however, shall only become binding on the parties upon the execution and delivery of, and as set forth in, the Merger Agreement.

         If the foregoing correctly sets forth the parties' understanding with respect to the Transaction and the parties' agreement as to Sections 8, 9, 10, 11, 12, 13, 14 and 15 of this letter, please so confirm by countersigning and returning to the undersigned a counterpart hereof.

                                   Very truly yours,

                                   ePhone Telecom, Inc.

                                   By:  /s/ Carmine Taglialatela
                                   ---------------------------------------
                                   Carmine Taglialatela, President and CEO

The foregoing letter agreement is hereby confirmed and agreed to this 6th day of May 2003:

Champion Teleport, Inc.

By:  /s/ Mahmoud Wahba
-------------------------------------
Mahmoud Wahba, President and Chief Executive Officer